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                                   CRC SELECT
                      MODIFIED GUARANTEED ANNUITY CONTRACT
                        HARTFORD LIFE INSURANCE COMPANY

                              FILE NO. 333-133693

       SUPPLEMENT DATED JULY 26, 2006 TO THE PROSPECTUS DATED MAY 1, 2006
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24                                           HARTFORD LIFE INSURANCE COMPANY

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               SUPPLEMENT DATED JULY 26, 2006 TO YOUR PROSPECTUS

ADDITION OF APPENDICES

The following Appendices are added to the prospectus:

APPENDIX A -- MODIFIED GUARANTEED ANNUITY FOR QUALIFIED PLANS

The CRC(R) (Compound Rate Contract) Select Annuity for Qualified Plans is a group deferred annuity Contract under which one or more purchase payments may be made. Plans eligible to purchase the Contract are pension and profit-sharing plans qualified under Section 401(a) of the Internal Revenue Code (the "Code"), Keogh Plans and eligible state deferred compensation plans under Section 457 of the Code ("Qualified Plans").

To apply for a Group Annuity Contract, the trustee or other applicant need only complete an application for the Group Annuity Contract and make its initial purchase payment. A Group Annuity Contract will then be issued to the applicant and subsequent Purchase Payments may be made, subject to the same $2,000 minimum applicable to qualified purchasers of Certificates. While no Certificates are issued, each purchase payment, and the Account established thereby, are confirmed to the Contract Owner. The initial and subsequent purchase payments operate to establish Accounts under the Group Annuity Contract in the same manner as non-qualified purchases. Each Account will have its own Initial and Subsequent Guarantee Periods and Guaranteed Rates. Surrenders under the Group Annuity Contract may be made, at the election of the Contract Owner, from one or more of the Accounts established under the Contract. Account surrenders are subject to the same limitations, adjustments and charges as surrenders made under a certificate (see "Surrenders"). Net Surrender Values may be surrendered or applied to purchase annuities for the Contract Owners' Qualified Plan Participants.

Because there are no individual participant accounts, the Qualified Group Annuity Contract issued in connection with a Qualified Plan does not provide for death benefits. Annuities purchased for Qualified Plan Participants may provide for a payment upon the death of the Annuitant, depending on the option chosen (see "Annuity Options"). Additionally, since there are no Annuitants prior to the actual purchase of an Annuity by the Contract Owner, the provisions regarding the Annuity Commencement Date are not applicable.

If you are purchasing the Contract for use in an IRA or other qualified retirement plan, you should consider other features of the Contract besides tax deferral, since any investment vehicle used within an IRA or other qualified plan receives tax deferred treatment under the Code.
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HARTFORD LIFE INSURANCE COMPANY                                           25

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APPENDIX B -- MARKET VALUE ADJUSTMENT

The formula that will be used to determine the Market Value Adjustment is: [(1 + i)/(1 + j)] TO THE POWER OF (n/12), where

i    =    The Guarantee Rate in effect for the Current Guarantee Period
          (expressed as a decimal, e.g., 1% = .01).
j    =    The Current Rate (expressed as a decimal, e.g., 1% = .01) in effect for durations equal to the number of years remaining in the current
          Guarantee Period (years are rounded to the nearest whole number of years).
n    =    The number of complete months from the surrender date to the end of the current Guarantee Period.

EXAMPLE OF MARKET VALUE ADJUSTMENT (MVA)

Beginning Account Value:        $50,000
Guarantee Period:               5 years
Guarantee Rate:                 5.50% per annum
Full Surrender:                 Middle of contract year 3
Last 12 months interest:        $2,980

EXAMPLE 1 (FEATURING A CURRENT RATE THAT IS HIGHER THAN THE GUARANTEE RATE):

Gross surrender value at middle of Contract Year 3:         =    $50,000 (1.055)TO THE POWER OF 2.5 = $57,161.18
Net surrender value at middle of Contract Year 3:           =    ($57,161.18 - $2980 - (.05)($57,161.18 - $2980)) x
                                                                 MVA + $2980
                                                            =    $51,472.12 x MVA + $2980
Market Value Adjustment Calculation:
                                                        i   =    .055
                                                        j   =    .061
                                                        n   =    30
MVA                                                         =    [(1.055)/(1.061)]TO THE POWER OF 30/12
                                                            =    .985922299
Net Surrender Value at middle of Contract Year 3:           =    $51,472.12 x MVA + $2980
                                                            =    $51,472.12 x .985922299 + $2980
                                                            =    $53,727.51

EXAMPLE 2: (FEATURING A CURRENT RATE THAT IS LOWER THAN THE GUARANTEE RATE):

Gross surrender value at middle of Contract Year 3:         =    $50,000 (1.055)TO THE POWER OF 2.5 = $57,161.18
Net surrender value at middle of Contract Year 3:           =    ($57,161.18 - $2980 - (.05)($57,161.18 - $2980)) x
                                                                 MVA + $2980
                                                            =    $51,472.12 x MVA + $2980
Market Value Adjustment Calculation:
                                                        i   =    .055
                                                        j   =    .050
                                                        n   =    30
MVA                                                         =    [(1.055)/(1.050)]TO THE POWER OF 30/12
                                                            =    1.011947313
Net Surrender Value at middle of Contract Year 3:           =    $51,472.12 x MVA + $2980
                                                            =    $51,472.12 x 1.011947313 + $2980
                                                            =    $55,067.07

Note: These examples do not include any applicable taxes

  THIS SUPPLEMENT SHOULD BE RETAINED WITH THE PROSPECTUS FOR FUTURE REFERENCE.

HV-5992